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January 18, 2013

American Realty Capital Trust III, Inc.
405 Park Avenue
14th Floor
New York, NY 10022

Re:	Opinion of Weil, Gotshal & Manges LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as special M&A legal counsel to American Realty Capital Trust III, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company, with and into Tiger Acquisition, LLC a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), with Merger Sub surviving, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2012, by and among Parent, Merger Sub, the Company, and certain other parties. This opinion letter is being delivered in connection with the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) included in the registration statement on Form S-4, Registration No. 333-185935, initially filed by Parent with the SEC on January 9, 2013 pursuant to the Securities Act (as amended through the date hereof and together with the documents incorporated by reference therein, the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement. In addition, the opinion herein rendered relies upon certificates containing certain factual representations and covenants of an officer of the Company (the “Company Officer Certificate”) and an officer of Parent and Merger Sub (the “Parent Officer Certificate”).

For purposes of our opinion, we have not independently verified any of the facts, representations and covenants set forth in the Company Officer Certificate, the Parent Officer Certificate or in any other document. We have, consequently, assumed and relied on representations that the information presented in the Company Officer Certificate, the Parent Officer Certificate and other documents, or otherwise furnished to us, accurately and completely, as of the date hereof and as of the Effective Time, describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true and will be true without regard to any qualification as to materiality, knowledge or belief. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such statements, representations and covenants or our assumptions herein. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants and our assumptions herein. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Company Officer Certificate, the Parent Officer Certificate, or any other document may affect our opinion as set forth herein.

American Realty Capital Trust III, Inc.
January 18, 2013

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the accuracy of the following assumptions: (i) the Company and Parent will each qualify as a REIT for the taxable period in which the Merger is consummated, (ii) there will be no changes in the applicable laws of the State of Maryland or the State of Delaware or of any other jurisdiction under the laws of which any of the Company, Parent or any of their subsidiaries have been formed or to which any of them are subject, in any such case, that would have the effect of altering the facts upon which the opinion set forth below is based, (iii) no action will be taken by the Company, Parent or any of their subsidiaries after the date hereof that would have the effect of altering facts upon which the opinion set forth below is based, (iv) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Merger will be effective under the laws of State of Maryland and the State of Delaware, (v) the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of the parties with respect to the Merger, (vi) there will be no change in applicable United States federal income tax law from the date hereof through the Effective Time, and (vii) the parties will report the Merger in a manner consistent with the opinion below and all applicable reporting requirements pursuant to the Code and the Regulations (as defined below) will be satisfied.

Based upon and subject to the foregoing, and subject to the qualifications stated herein, we confirm the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” insofar as it purports to summarize United States federal income tax law, subject to the assumptions, limitations and conditions set forth therein, is accurate in all material respects.

In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other interpretations of the Code and Regulations by the courts and the IRS, all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing could adversely affect our opinion set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue, or that a court will not sustain such a position if asserted by the IRS.

American Realty Capital Trust III, Inc.
January 18, 2013

We express no opinion on any issue relating to the Merger, the Company, Parent or any investment therein or with respect to any other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality, other than as expressly stated above. This opinion is expressed as of the date hereof, and we are under no obligation to, and we do not intend to, supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion has been prepared for you and except as provided in the next paragraph, it may not be used or relied upon by anyone else other than the Company, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to (i) the reference to this opinion in the Registration Statement, (ii) the filing of this opinion with the SEC as an exhibit to the Registration Statement, and (iii) the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Weil, Gotshal & Manges LLP